Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference of our firm and to the use of (1) our report effective December 31, 2017, dated September 14, 2018, related to the Deep Gulf Energy II, LLC (DGE II) interest in certain oil and gas properties located in federal waters in the Gulf of Mexico and (2) our report effective December 31, 2017, dated September 14, 2018, related to the Deep Gulf Energy III, LLC (DGE III) interest in certain oil and gas properties located in federal waters in the Gulf of Mexico, each appearing in this Current Report on Form 8-K/A of Kosmos Energy Ltd., in the Registration Statements No. 333-174234 and No. 333-207259 on Form S-8 and the Registration Statement No. 333-227084 on Form S-3 of Kosmos Energy Ltd.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons Danny D. Simmons President and Chief Operating Officer

Houston, Texas

October 5, 2018

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